Exhibit 99.1

MICHAEL ADLER Vice President Corporate Communications 212.553.4667 michael.adler@moodys.com LIZ ZALE Vice President Investor Relations 212.553.1633 elizabeth.zale@moodys.com

MOODY’S CORPORATION UPDATES 2010 GUIDANCE AND ANNOUNCES DATE FOR FOURTH QUARTER AND FULL-YEAR 2010 RESULTS

NEW YORK, NY — JANUARY 6, 2011 -

MOODY’S CORPORATION (NYSE: MCO) today announced updated guidance for full-year 2010 revenue and earnings per share. The Company now expects full-year 2010 revenue to increase approximately 13% versus 2009, as compared to previous guidance of high-single to low-double-digit percent growth. In addition, the Company expects full-year 2010 diluted earnings per share to be in the range of $2.08 to $2.14 versus previous guidance of $1.90 to $1.96.

The full-year 2010 operating margin is expected to remain in the high-thirties percent range. This reflects previously planned regulatory and technology spending, headcount additions, and incremental expense associated with the stronger full-year outlook.

The updated guidance is driven by a higher revenue forecast associated with robust fourth quarter bond market issuance benefiting Moody’s Investors Service, and accelerated completion of software projects for customers of Moody’s Analytics. Updated guidance also reflects an estimated full-year 2010 effective tax rate of approximately 30% to 31%, which is below the previous projection of 33% to 34%, primarily due to utilization of foreign tax credits and lower foreign and state taxes. These revenue growth and earnings per share expectations update the Company’s outlook announced on October 28, 2010, and include negligible earnings impact from the acquisition of CSI Global Education announced on November 22, 2010.

Moody’s Corporation will release final fourth quarter and full-year 2010 results before the start of NYSE trading on Thursday, February 3, 2011. A copy of the release will be posted on Moody’s Shareholder Relations website, http://ir.moodys.com.

The Company will hold a teleconference on Thursday, February 3, 2011 at 11:30 a.m. Eastern Time to discuss fourth quarter and full-year 2010 results and the outlook for 2011. Raymond W. McDaniel, Jr., Chairman and Chief Executive Officer of Moody’s Corporation and Linda S. Huber, Executive Vice President and Chief Financial Officer of Moody’s Corporation, will jointly host the call. Their remarks will be followed by a question and answer period. Individuals within the United States and Canada can access the call by dialing 1-800-289-0722. Other callers should dial +1-913-905-3198. The passcode for the call is “Moody’s Corporation.”

The teleconference will also be webcast with an accompanying slide presentation and can be accessed through Moody’s Shareholder Relations website, http://ir.moodys.com until midnight Eastern Time, March 4, 2011. A replay of the teleconference will be available from 4:00 p.m. Eastern Time, February 3, 2011 until midnight Eastern Time, March 4, 2011. The replay can be accessed from within the United States and Canada by dialing 1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 8521637. For further information, please contact Michelle Rodda at 1-212-553-4857.

ABOUT MOODY’S CORPORATION

Moody’s is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody’s Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody’s Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $1.8 billion in 2009, employs approximately 4,300 people worldwide and maintains a presence in 26 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

The Company’s updated guidance for 2010 is based on assumptions about many factors that involve a number of risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company has identified certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors are incorporated herein by reference from the Company’s press release dated October 28, 2010 reporting results for the third quarter 2010, as furnished on a Form 8-K dated October 28, 2010. The Company’s updated guidance for 2010 and other statements in this release are made as of January 6, 2011, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise.